SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              NETWORKS NORTH, INC.
                             f/k/a NTN CANADA, INC.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    NEW YORK
------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   11-2805051
------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

              14 Meteor Drive
            Etobicoke, Ontario                               M9W 1A4
-------------------------------------------            -------------------
 (Address of Principal Executive Offices)                  (Zip Code)

                    TRIOSEARCH, INC. LONG TERM INCENTIVE PLAN
                             1998 STOCK OPTION PLAN
------------------------------------------------------------------------------
                            (Full title of the plans)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                     488 Madison Avenue, New York, NY 10022
------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (212) 486-2500
------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                         Proposed          Proposed
    Title of                             maximum           maximum
securities to be     Amount to be     offering price      aggregate          Amount of
   registered       registered(1)        per share      offering price    registration fee
------------------------------------------------------------------------------------------
     Common
   Stock, par
 value $0.0467          30,000             $2.33          $69,900.00           $20.62

     Common
   Stock, par
 value $0.0467           375               $3.50          $1,312.00             $.39

     Common
   Stock, par
 value $0.0467         489,125           $4.35(2)       $2,127,693.70         $627.66

     Common
   Stock, par
 value $0.0467       969,625(3)          $3.125(4)      $3,030,078.10         $893.87

------------------------------------------------------------------------------------------

(1) Represents an aggregate of 1,000,000 shares of Common Stock underlying options granted or to be granted pursuant to the Registrant's stock option plans. As of May 31, 1998, two employees exercised options to purchase an aggregate of 30,375 shares pursuant to the Registrant's Triosearch, Inc. Stock Option Plan (the "Triosearch Plan"). Pursuant to the approval of the shareholders of the Company at the annual meeting of shareholders of the Registrant on February 27, 1998, the Company replaced the Triosearch Plan with a new stock option plan (the "1998 Plan") which increased the number of shares of the Company's Common Stock subject to the Triosearch Plan of 525,000 to 1,000,000 pursuant to the 1998 Plan. The 1,000,000 shares of the Common Stock being registered represent (a) the 30,375 shares of Common Stock issued as a result of the exercise of existing options under the Triosearch Plan, (b) 489,125 shares of Common Stock which may be acquired pursuant to options which have been granted but not exercised under the Triosearch Plan which, if not exercised by the applicable expiry date, may be granted under the 1998 Plan and (c) 480,500 shares of Common Stock which may be issued pursuant to options that are currently available for grant under the 1998 Plan, provided, however, that to the extent that any of the options granted are not exercised under the Triosearch Plan, the 480,500 options which may be granted pursuant to the 1998 Plan will be increased by such amount. The terms and conditions of the Triosearch Plan still apply to the 519,500 options granted to employees of the Registrant under the Triosearch Plan, however, the remaining options which may be granted pursuant to the 1998 Plan (up to 969,625 options, less any of the 489,125 options granted under the Triosearch Plan which are exercised) shall be granted pursuant to the terms and conditions of the 1998 Plan. An undetermined number of additional shares may be issued if the antidilution provisions of the Triosearch Plan or the 1998 Plan become operational.

(2) The exercise price of the remaining 489,125 options granted under the Triosearch Plan was fixed by the Board of Directors of the Registrant based upon the price of the Registrant's Common Stock preceding the authorization of such options. At a duly held meeting of the Board of Directors of the Registrant on July 10, 1998. the Board of Directors unanimously approved to lower such exercise price on all options granted to $3.00 per share, provided the grantees agree not to sell such shares for a period of six months. As of this date, although the grantees have not made their election, Management believes the grantees will agree to such reduction. The average exercise price of the options if any of the grantees do not agree to the lower option price and the terms and conditions therewith is $4.35 per share. The Registrant shall pay such additional registration fee to the Securities and Exchange Commission if any of the grantees do not agree to such reduction.

(3) Represents the 489,125 shares of Common Stock underlying options not yet exercised which were granted under the Triosearch Plan, which, if expired, may be re-granted under the 1998 Plan, and 480,500 shares of Common Stock underlying options which may be granted under the 1998 Plan. To the extent that any of the remaining options granted under the Triosearch Plan are exercised, the number of shares of Common Stock underlying options eligible to be issued under the 1998 Plan will be reduced proportionately.

(4) Pursuant to Rule 457(c) of the Securities Act, the registration fee has been calculated based upon the closing sale price as reported by NASDAQ Small-Cap Market for the Company's Common Stock on August 10, 1998.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box:    |x|

                                     Part 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      All documents furnished to participants in the Registrant's Triosearch Long Term Incentive Plan and the 1998 Stock Option Plan pursuant to Rule 428 and containing the information required in Part I of this Form S-8 under the Securities Act of 1933, as amended, are on file at the Registrant's principal executive offices.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

      The following documents previously filed with the Securities & Exchange Commission (the "Commission") by NTN Canada, Inc. (the "Registrant") are incorporated herein by reference and made a part hereof:

      1. The description of the Registrants common stock as contained in Item 11 of the Registrants Registration Statement on Form 10, as filed with the Commission on January 5, 1998;

      2. The Registrant's Annual Report on Form 10-K for the year ended August 31, 1997;

      3. The Registrant's Quarterly Reports on Form 10-Q for the quarters ending May 31, 1998, February 28, 1998 and November 30, 1997;

      All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports or other documents.

Item 6.     Indemnification of Directors and Officers

      Article Tenth of the Registrant's Amended Certificate of Incorporation provides for the elimination of personal liabilities of directors of the registrant for breaches of certain of their fiduciary duties to the full extent permitted by Sections 717 and 719 of the New York Business Corporation Law ("BCL"). Specifically, it states that no director of the Registrant shall be personally liable to the corporation or any of its shareholders for damages of any breach of duty in any such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL.

      Section 801(b)(14) of the BCL enables a corporation in its certificate of incorporation to strike out, change or add any provision not inconsistent with the BCL or any other statute, relating to the business of the corporation, its affairs, its rights or powers or the rights or powers of its shareholders, or directors or officers. Section 717 provides for the elimination of personal liabilities of directors provided they act in good faith and with the degree of care used by an ordinary prudent person under like circumstances. Thus, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend, approving an illegal stock repurchase or obtaining an improper personal benefit.

Item 8.     Exhibits

      The exhibits to the Registration Statement are listed in the Index to Exhibits included on Page II-4 herein.

Item 9.     Undertakings

      A. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information about the plan not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      B. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      C. To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Etobicoke, Province of Ontario, on this 10th day of August, 1998.

                                                NETWORKS NORTH, INC.


                                                By: /s/ Peter Rona
                                                    ----------------------------
                                                    Peter Rona,  President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

Name                          Title                             Date
----                          -----                             ----


Peter Rona *                  President, Chief Executive        August 10, 1998
-----------------------       Officer, Principal Financial
Peter Rona                    & Accounting Officer and
                              Chairman of the Board of
                              Directors of the Registrant

Douglas R. Connolly *         Director                          August 10, 1998
-----------------------
Douglas R. Connolly


Daniel C. Downs *             Director                          August 10, 1998
-----------------------
Daniel C. Downs


Dale G. Smith *               Director                          August 10, 1998
-----------------------
Dale G. Smith


Lorne C. Stephenson *         Director                          August 10, 1998
-----------------------
Lorne C. Stephenson


Adrian P. Towning *           Director                          August 10, 1998
-----------------------
Adrian P. Towning


Bart Yabsley *                Director                          August 10, 1998
-----------------------
Bart Yabsley

*  By: /s/ Peter Rona
       ------------------
       Peter Rona
       as Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.             Description
-----------             -----------

4.1               Triosearch, Inc. Long Term Incentive Plan

4.2               1998 Stock Option Plan

5                 Opinion of Mintz & Fraade, P.C.

23.1              Consent of Ernst & Young

23.2              Consent of Mintz & Fraade, P.C.
                  (contained in its opinion filed as Exhibit 5)

24                Powers of Attorney
------------------------------